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                                                      Exhibit 99.B(d)(2)(O)(iii)

               SECOND AMENDMENT TO PORTFOLIO MANAGEMENT AGREEMENT

                               ING INVESTORS TRUST

     This Second Amendment, effective as of September 1, 2003, amends the Portfolio Management Agreement (the "Agreement") dated the 3rd day of April, 2002 among ING Investors Trust, a Massachusetts business trust (the "Trust"), Directed Services, Inc., a New York corporation (the "Manager") and Janus Capital Management LLC, a Delaware limited liability company (the "Portfolio Manager") with regards to ING Janus Growth and Income Portfolio and ING Janus Special Equity Portfolio, each a Series of the Trust.

                               W I T N E S S E T H

     WHEREAS, the parties desire to amend the Agreement and agree that the amendments will be effective as of September 1, 2003.

     NOW, THEREFORE, the parties agree as follows:

     1. Section 13 is hereby deleted in its entirety and replaced with the following:

          13.  SERVICES NOT EXCLUSIVE.

          (a) It is understood that the services of the Portfolio Manager are not exclusive, and nothing in this Agreement shall prevent the Portfolio Manager (or its affiliates) from providing similar services to other clients, including investment companies (whether or not their investment objectives and policies are similar to those of the Series) or from engaging in other activities.

          (b) The services of the Portfolio Manager to the Series and the Trust are not to be deemed to be exclusive, and the Portfolio Manager shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities, provided, however, that the Portfolio Manager will not consult with any other portfolio manager engaged by Manager or Trust with respect to transactions in securities or other assets concerning the Series or another subadvised fund, except to the extent permitted by certain exemptive rules under the 1940 Act that permit certain transactions with a portfolio manager or its affiliates.

     2. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

     3. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

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     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.


                                        ING INVESTORS TRUST


                                        By: /s/ Robert S. Naka
                                            ------------------------
                                            Robert S. Naka
                                            Senior Vice President


                                        DIRECTED SERVICES, INC.


                                        By: /s/ David J. Jacobson
                                            ------------------------
                                            Name: David J. Jacobson
                                                  ------------------
                                            Title: SVP
                                                   -----------------


                                        JANUS CAPITAL MANAGEMENT LLC


                                        By: /s/ Tom Warren
                                            ------------------------
                                            Tom H. Warren
                                            Vice President

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